Exhibit 4.1

[FACE OF NOTE]

THIS SECURITY IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE REGISTERED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

THE WESTERN UNION COMPANY

4.250% Note due June 9, 2023	CUSIP: 959802 AX7
ISIN: US959802AX73

No. R-1	$300,000,000

The Western Union Company, a Delaware corporation (the “Company,” which term includes any successor under the Indenture hereinafter referred to), for value received, promises to pay to Cede & Co., or its registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000), or such other amount as indicated on the Schedule of Exchanges of Notes attached hereto, on June 9, 2023.

Issue Date: June 11, 2018.

Interest Payment Dates: June 9 and December 9, commencing December 9, 2018.

Regular Record Dates: May 25 and November 24.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which shall for all purposes have the same effect as if set forth at this place.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Date:________________________	THE WESTERN UNION COMPANY

By:
		Name:	Brad Windbigler
		Title:	Senior Vice President and
Treasurer

[Corporate Seal]

(Trustee’s Certificate of Authentication)

This is one of the Securities authorized to be issued pursuant to the Indenture referred to in this Note.

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE SIDE OF NOTE]

THE WESTERN UNION COMPANY

4.250% Note due June 9, 2023

1. Definitions.

Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture dated as of November 17, 2006, as amended by the Supplemental Indenture dated as of September 6, 2007 (as amended from time to time, the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (ii) any two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

2. Principal and Interest.

The Company promises to pay the principal of this Note on June 9, 2023. If the maturity date of this Note is not a Business Day, then the principal amount of the Note plus accrued and unpaid interest thereon shall be paid on the next succeeding Business Day with the same effect as if payment were made on the maturity date, and no interest shall accrue for the maturity date, or thereafter.

The Company promises to pay interest on the principal amount of this Note on each interest payment date, as set forth on the face of this Note, at the rate of 4.250% per annum, subject to adjustment as set forth herein (the per annum rate at which the Notes shall bear interest at any time, the “Note Interest Rate”).

Interest shall be payable semi-annually in arrears (to the holders of record of this Note at the close of business on the May 25 or November 24 immediately preceding the interest payment date) on each interest payment date, commencing December 9, 2018.

Interest on this Note shall accrue from and including the most recent interest payment date or, if no interest has been paid, from and including the Issue Date to and including the day immediately preceding the next succeeding interest payment date. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date falls on a day that is not a Business Day, then such interest payment date shall be the next succeeding Business Day, without additional interest and with the same effect as if it were made on the originally scheduled date.

Interest not paid when due and any interest on principal, premium or interest not paid when due shall be paid to the Persons that are Holders on a special record date, which shall be the 15th day next preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 10 days before a special record date, the Company shall send to each Holder and to the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

3. Interest Rate Adjustment.

The Note Interest Rate will be subject to adjustments from time to time if Moody’s Investors Service, Inc. (“Moody’s”) (or, if applicable, any Substitute Rating Agency (as defined below)) or S&P Global Ratings, a division of S&P Global Inc. (“S&P”) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, as set forth below.

If the rating from Moody’s or S&P (or, in either case if applicable, any Substitute Rating Agency) with respect to the Notes (each, an “Applicable Rating Agency,” and collectively, the “Applicable Rating Agencies”) is decreased to a rating set forth in the immediately following table with respect to that Applicable Rating Agency, the Note Interest Rate will increase from 4.250% by the percentage set forth opposite that rating:

Rating	Applicable Rating Agency
Level	Moody’s*	S&P*	Percentage
1	Ba1	BB+	0.25%
2	Ba2	BB	0.50%
3	Ba3	BB–	0.75%
4	B1 or below	B+ or below	1.00%

* Including the equivalent ratings of any Substitute Rating Agency

If at any time the Note Interest Rate has been adjusted upward as a result of a decrease in a rating by an Applicable Rating Agency and that Applicable Rating Agency subsequently increases its rating with respect to the Notes to any of the threshold ratings set forth above, the Note Interest Rate will be decreased such that the interest rate per annum equals 4.250% plus the percentage set forth opposite the rating in effect immediately following the increase in the table above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating of the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating of the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the Note Interest Rate will be decreased to 4.250%.

No adjustment in the Note Interest Rate shall be made solely as a result of an Applicable Rating Agency ceasing to provide a rating. If at any time less than two Applicable Rating Agencies provide a rating of the Notes, the Company will use its commercially reasonable efforts to obtain a rating of the Notes from another nationally recognized statistical rating organization, to the extent one exists, and if another nationally recognized statistical rating organization rates the Notes (such organization, as certified by a resolution of the Company’s Board of Directors, a “Substitute Rating Agency”), for purposes of determining any increase or decrease in the Note Interest Rate pursuant to the table above (a) such Substitute Rating Agency will be substituted for the last Applicable Rating Agency to provide a rating of the Notes but which has since ceased to provide such rating, (b) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s and S&P in such table and (c) the Note Interest Rate will increase or decrease, as the case may be, such that the interest rate per annum equals 4.250% plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table above (taking into account the provisions of clause (b) above). For so long as (i) only one Applicable Rating Agency provides a rating of the Notes, any increase or decrease in the Note Interest Rate necessitated by a reduction or increase in the rating by that Applicable Rating Agency shall be twice the applicable percentage set forth in the table above and (ii) no Applicable Rating Agency provides a rating of the Notes, the Note Interest Rate will increase to, or remain at, as the case may be, 6.250%.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s, S&P or any Substitute Rating Agency, shall be made independent of (and in addition to) any and all other adjustments. In no event shall (1) the Note Interest Rate be reduced below 4.250% or (2) the Note Interest Rate exceed 6.250%.

Any interest rate increase or decrease described above will take effect from the first interest payment date following the date on which a rating change occurs that requires an adjustment in the interest rate. If Moody’s or S&P (or any Substitute Rating Agency) changes its rating of the Notes more than once prior to any particular interest payment date, the last change by such agency prior to such interest payment date will control for purposes of any interest rate increase or decrease with respect to the Notes described above relating to such Applicable Rating Agency’s action.

The Note Interest Rate will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any Applicable Rating Agency) if the Notes become rated “A3” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “A-” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if only rated by one Applicable Rating Agency, in each case with a stable or positive outlook.

4. Indenture.

This is one of the Securities issued under the Indenture. The terms of this Note include those stated in or otherwise provided in accordance with the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of this Note shall control.

This Note is a general unsecured obligation of the Company. The Indenture does not limit the original aggregate principal amount of the Notes, or any additional Securities that may be issued pursuant to the Indenture, and the Notes and all such additional Securities vote together for all purposes as a single class.

5. Redemption and Repurchase; Change of Control Repurchase; Discharge Prior to Redemption or Maturity.

The Notes shall be redeemable at the option of the Company in whole or in part, at any time and from time to time prior to May 9, 2023 (the date that is one month prior to the stated maturity date of the Notes) (the “Par Call Date”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the Par Call Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. In addition, at any time and from time to time on or after the Par Call Date, the Notes shall be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued but unpaid interest thereon to, but excluding, the date of redemption.

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its option to redeem the Notes as described above, the Company shall make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in this Section 5. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed (or sent electronically in accordance with applicable DTC procedures) to holders of the Notes, with a copy to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or sent (the “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer and not withdrawn;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes properly tender and do not withdraw the Notes in a Change of Control Offer (or an offer made by a third party as described above) and the Company, or any third-party making an offer in lieu of the Company, as described above, purchases all of the Notes properly tendered and not withdrawn by such holders, the Company or the third party making such offer shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or offer by such third party described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment.

For purposes of the Change of Control Offer provisions of the Notes, the following definitions shall apply:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of the Company’s assets and the assets of its subsidiaries substantially as an entirety or as an entirety, taken as a whole, to any person, other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed in such transaction, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the outstanding Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) or (3) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (1) was a member of such board of directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or resolution adopted by the Company’s board of directors or by approval by the Company’s board of directors of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means the rating on the Notes is lowered by all three of the Rating Agencies from an Investment Grade Rating to below an Investment Grade Rating, in any case on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice by the Company of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any of the Rating Agencies does not announce or publicly confirm or inform the Company that the reduction in ratings was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has been consummated at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

There is no sinking fund or mandatory redemption applicable to this Note.

If the Company deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on this Note to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of its obligations under certain provisions of the Indenture.

6. Covenant Defeasance

The provisions in Article 8 of the Indenture relating to Discharge and Defeasance (including Sections 8.01, 8.05 and 8.06) shall be applicable to the Notes, including the provisions relating to Change of Control Offers; provided that, for the purposes of the Section 8.05(e) of the Indenture, the term “Holder” shall refer to the beneficial owner.

7. Other Provisions.

With respect to the Notes, Section 4.08(a) as set forth in the Indenture shall read as follows: “(a) the sum of the aggregate sale price of property involved in the Sale and Leaseback Transactions not otherwise permitted plus the aggregate amount of indebtedness secured by Liens referred to in subsection (11) of the definition of “Permitted Liens” does not exceed the greater of $300 million or 15% of Consolidated Net Worth;”.

With respect to the Notes, subsection (11) of the definition of “Permitted Liens” as set forth in the Indenture shall read as follows: “(11) Liens not otherwise permitted if the aggregate amount of the indebtedness secured by those Liens, plus the aggregate sales price of property involved in Sale and Leaseback Transactions referred to in Section 4.08(a), does not exceed the greater of $300 million or 15% of Consolidated Net Worth.”

With respect to the Notes, the definition of “Financing Lease” as set forth in the Indenture shall read as follows: “‘Financing Lease’ means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP as it exists on June 6, 2018 to be capitalized on a balance sheet of the lessee.”

8. Registered Form; Denominations; Transfer; Exchange.

The Notes shall only be in denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Trustee may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there shall be certain periods during which the Trustee may not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

9. Defaults and Remedies.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations provided in the Indenture, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

10. Amendment and Waiver.

The Indenture and this Note may be amended, or default thereunder may be waived, in accordance with provisions set forth in the Indenture.

11. Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

12. Governing Law.

The laws of the State of New York shall govern this Note, without regard to conflicts of law principles thereof.

13. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company shall furnish a copy of the Indenture to any Holder upon written request and without charge.

[FORM OF TRANSFER NOTICE]

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

Seller

By

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature
Guarantee:[1]

By
To be executed by an executive officer
____________________

1 Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges of a part of this Registered Global Security for other Securities or a part of another Registered Global Security have been made:

Principal amount of
this Registered
	Amount of decrease	Amount of increase	Global Security
	in principal amount	in principal amount	following such	Signature of
	of this Registered	of this Registered	decrease (or	authorized officer of
Date of Exchange	Global Security	Global Security	increase)	Trustee